Exhibit 99.1

M/I Homes Reports
Third Quarter Results

Columbus, Ohio (October 25, 2012) - M/I Homes, Inc. (NYSE:MHO) announced results for the third quarter and nine months ended September 30, 2012.

2012 Third Quarter Results:

•	Net income of $8.3 million; diluted earnings per share of $0.42

•	Adjusted pre-tax income from operations of $6.8 million

•	New contracts increased 29%

•	Homes delivered increased 28%

•	Backlog units and value increased 41% and 50%, respectively

•	Adjusted EBITDA of $20.3 million

•	Cash balance of $168.7 million

•	Net debt to net capital ratio of 36%

For the third quarter of 2012, the Company reported net income of $8.3 million, or $0.42 per diluted share, compared to a net loss of $4.7 million, or $0.25 per share for the third quarter of 2011. Net income for the quarter consists primarily of $6.8 million adjusted pre-tax income from operations, a $3.0 million recovery related to a drywall settlement, and $1.3 million of asset impairments. The prior year third quarter loss consisted primarily of a $3.0 million adjusted pre-tax loss from operations and $1.8 million of asset impairments. The Company reported net income of $8.3 million for the first nine months of 2012, or $0.43 per diluted share, compared to a net loss of $30.9 million, or $1.65 per share, for the same period a year ago.

New contracts for 2012's third quarter were 757, up 29% from 2011's third quarter of 587. For the nine months ended September 30, 2012, new contracts increased 25% from 1,876 in 2011 to 2,347. M/I Homes had 128 active communities at September 30, 2012 compared to 120 at September 30, 2011 and 124 at June 30, 2012. The Company's cancellation rate was 18% in the third quarter of 2012 compared to 19% in 2011's third quarter. Homes delivered in 2012's third quarter were 746 compared to 582 in 2011's third quarter. Homes delivered for the nine months ended September 30, 2012 were 1,878 compared to 2011's deliveries of 1,611 - up 17%. Backlog of homes at September 30, 2012 had a sales value of $334 million, with an average sales price of $284,000 and backlog units of 1,179. At September 30, 2011 backlog sales value was $223 million, with an average sales price of $266,000 and backlog units of 838.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased with our third quarter results as they represent our best quarterly performance in 5 years, and position us to return to full year profitability. We are making meaningful progress on a number of important fronts as housing conditions throughout most of our markets have improved. Net income improved by more than $13 million for the quarter and by more than $39 million for the first nine months. This was our 6th consecutive quarter of year over year improvement in new contracts as we continue to strengthen our market share in virtually every one of our markets. Our gross margin for the quarter equaled

19.8%, representing a 190 basis point improvement over last year's third quarter; and we continue to gain operating leverage as our selling, general and administrative expense ratio also improved. We were also pleased with our 28% increase in closings, as well as a 12% year over year improvement in our average closing price.”

Mr. Schottenstein, continued, "With the combination of improving operating conditions and our return to profitability, we took important steps during the quarter to further strengthen our balance sheet by issuing $58 million of convertible debt and raising $42 million of additional equity. We ended the quarter with $169 million of cash, no borrowings under our $140 million homebuilding credit facility, and a 36% net debt to capital ratio.  During the quarter, we also announced our decision to expand into the Austin, Texas market. Looking ahead, we believe we are well positioned to continue expanding our community count and growing the Company.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2013.

M/I Homes, Inc. is one of the nation's leading builders of single-family homes, having delivered over 82,000 homes. The Company's homes are marketed and sold under the trade names M/I Homes, Showcase Homes, TriStone Homes and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Austin, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

In this press release, we use the following non-GAAP financial measures: adjusted operating gross margin, adjusted operating gross margin percentage, adjusted pre-tax income (loss) from operations, and adjusted EBITDA. For these measures, we have provided reconciliations to the most comparable GAAP measures along with an explanation of the usefulness of the non-GAAP measures. Please see the “Non-GAAP Financial Results / Reconciliations” table below.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227

M/I Homes, Inc. and Subsidiaries
Summary Operating Results (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
New contracts	757	587	2,347	1,876
Average community count	126	118	124	113
Cancellation rate	18%	19%	16%	18%
Backlog units			1,179	838
Backlog value			$334,336	$222,738

Homes delivered	746	582	1,878	1,611
Average home closing price	$266	$238	$259	$235

Homebuilding revenue:
Housing revenue	$198,406	$138,597	$486,399	$379,161
Land revenue	4,086	155	8,972	1,110
Total homebuilding revenue	$202,492	$138,752	$495,371	$380,271

Financial services revenue	6,383	2,872	15,623	9,367

Total revenue	$208,875	$141,624	$510,994	$389,638

Cost of sales - operations	167,452	116,269	411,893	322,886
Cost of sales - impairment	1,309	1,697	1,876	18,013
Cost of sales - other	(3,000)	—	(3,000)	—
Gross margin	43,114	23,658	100,225	48,739
General and administrative expense	16,016	13,896	42,299	38,064
Selling expense	14,647	11,213	38,483	30,621
Operating profit (loss)	12,451	(1,451)	19,443	(19,946)
Interest expense	3,999	3,384	12,066	10,884
Income (loss) before income taxes	8,452	(4,835)	7,377	(30,830)
Expense (benefit) from income taxes	138	(117)	(955)	71
Net income (loss)	$8,314	$(4,718)	$8,332	$(30,901)

Earnings (loss) per share:
Basic	$0.43	$(0.25)	$0.44	$(1.65)
Diluted	$0.42	$(0.25)	$0.43	$(1.65)

Weighted average shares outstanding:
Basic	19,434	18,728	19,014	18,685
Diluted	20,273	18,728	19,238	18,685

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2012	2011
Assets:
Total cash and cash equivalents(1)	$168,745	$93,047
Mortgage loans held for sale	58,338	36,666
Inventory:
Lots, land and land development	230,040	240,916
Land held for sale	8,448	—
Homes under construction	252,325	204,338
Other inventory	53,058	46,107
Total inventory	$543,871	$491,361

Property and equipment - net	11,956	14,741
Investments in unconsolidated joint ventures	11,256	10,256
Income tax receivable	592	1,267
Other assets(2)	22,534	14,387
Total Assets	$817,292	$661,725

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$227,570	$238,914
Convertible senior subordinated notes	57,500	—
Notes payable - other	10,769	5,857
Total Debt - Homebuilding Operations	$295,839	$244,771

Note payable bank - financial services operations	54,840	31,658
Total Debt	$350,679	$276,429

Accounts payable	65,348	45,842
Other liabilities	74,772	63,562
Total Liabilities	$490,800	$385,833

Shareholders' Equity	326,492	275,892
Total Liabilities and Shareholders' Equity	$817,292	$661,725

Book value per common share	$10.57	$9.39
Net debt/net capital ratio(3)	36%	40%

(1)	2012 and 2011 amounts include $9.0 million and $46.2 million of restricted cash and cash held in escrow, respectively.

(2)	2012 and 2011 amounts include gross deferred tax assets of $137.1 million and $139.5 million, respectively, net of valuation allowances of $137.1 million and $139.5 million, respectively.

(3)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Adjusted operating gross margin(1)	$41,423	$25,355	$99,101	$66,752
Adjusted operating gross margin %(1)	19.8%	17.9%	19.4%	17.1%

Adjusted pre-tax income (loss) from operations(1)	$6,761	$(2,998)	$6,509	$(12,377)

Adjusted EBITDA(1)	$20,253	$5,021	$37,751	$12,642

Cash flow provided by (used in) operating activities	$7,208	$(16,047)	$(16,321)	$(24,566)
Cash provided by (used in) investing activities	$2,643	$18,321	$25,877	$(10,723)
Cash provided by (used in) financing activities	$105,617	$(345)	$90,416	$910

Land/lot purchases	$23,474	$20,160	$80,652	$56,616
Land development spending	$17,604	$13,268	$37,161	$33,482
Land/lot sale proceeds	$4,086	$155	$8,972	$1,110

Financial services pre-tax income	$3,545	$766	$7,512	$3,559

Deferred tax valuation (benefit) expense	$(3,578)	$1,345	$(3,721)	$11,657

Impairment and Abandonments by Region
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Impairment by Region:	2012	2011	2012	2011
Midwest	$1,309	$1,103	$1,876	$11,442
Southern	—	594	—	6,554
Mid-Atlantic	—	—	—	17
Total	$1,309	$1,697	$1,876	$18,013

Abandonments by Region:
Midwest	$—	$121	$36	$143
Southern	—	19	110	56
Mid-Atlantic	—	—	110	241
Total	$—	$140	$256	$440

(1)	See “Non-GAAP Financial Results / Reconciliations” table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliations
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Gross margin	$43,114	$23,658	$100,225	$48,739
Add: Impairments	1,309	1,697	1,876	18,013
Imported drywall	(3,000)	—	(3,000)	—
Adjusted operating gross margin	$41,423	$25,355	$99,101	$66,752

Income (loss) before income taxes	$8,452	$(4,835)	$7,377	$(30,830)
Add: Impairments and abandonments	1,309	1,837	2,132	18,453
Imported drywall	(3,000)	—	(3,000)	—
Adjusted pre-tax income (loss) from operations	$6,761	$(2,998)	$6,509	$(12,377)

Net income (loss)	$8,314	$(4,718)	$8,332	$(30,901)
Add:
Income tax expense (benefit)	138	(117)	(955)	71
Interest expense net of interest income	3,609	3,124	10,952	10,137
Interest amortized to cost of sales	3,674	2,515	9,130	7,672
Depreciation and amortization	2,775	1,896	6,762	5,685
Non-cash charges	1,743	2,321	3,530	19,978
Adjusted EBITDA	$20,253	$5,021	$37,751	$12,642

Adjusted operating gross margin, adjusted operating gross margin percentage, adjusted pre-tax income (loss) from operations and adjusted EBITDA are non-GAAP financial measures. Management finds these measures to be useful in evaluating the Company's performance because they disclose the financial results generated from homes the Company actually delivered during the period, as the asset impairments and certain other write-offs relate, in part, to inventory that was not delivered during the period. They also assist the Company's management in making strategic decisions regarding the Company's future operations. The Company believes investors will also find these measures to be important and useful because they disclose financial  measures that can be compared to a prior period without regard to the variability of asset impairments and certain other write-offs and unusual charges. In addition, to the extent that the Company's competitors provide similar information, disclosure of these measures helps readers of the Company's financial statements compare the Company's financial results to the results of its competitors with regard to the homes they deliver in the same period. Because these measures are not calculated in accordance with GAAP, they may not be completely comparable to similarly titled measures of the Company's competitors due to potential differences in methods of calculation and charges being excluded.  Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.  Adjusted EBITDA is also presented in accordance with the terms of our revolving credit facility.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2012	2011	Change	2012	2011	Change

Midwest	274	251	9%	913	846	8%

Southern	224	149	50%	707	451	57%

Mid-Atlantic	259	187	39%	727	579	26%

Total	757	587	29%	2,347	1,876	25%

	HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2012	2011	Change	2012	2011	Change

Midwest	307	254	21%	795	741	7%

Southern	223	162	38%	543	395	37%

Mid-Atlantic	216	166	30%	540	475	14%

Total	746	582	28%	1,878	1,611	17%

	BACKLOG
	September 30, 2012			September 30, 2011
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Midwest	505	$135	$267,000	441	$112	$253,000

Southern	362	$95	$263,000	184	$42	$230,000

Mid-Atlantic	312	$104	$333,000	213	$69	$324,000

Total	1,179	$334	$284,000	838	$223	$266,000

	LAND POSITION SUMMARY
	September 30, 2012			September 30, 2011
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total

Midwest	3,119	1,748	4,867	4,006	772	4,778

Southern	1,452	1,977	3,429	1,431	1,029	2,460

Mid-Atlantic	1,635	1,268	2,903	1,750	1,205	2,955

Total	6,206	4,993	11,199	7,187	3,006	10,193